PRINCIPAL VARIABLE CONTRACTS FUND, INC.
                             SUB-ADVISORY AGREEMENT

AGREEMENT executed as of the _____ day of _____________, 1997, by and between PRINCOR MANAGEMENT CORPORATION, an Iowa Corporation (hereinafter called "the
Manager") and MORGAN STANLEY ASSET MANAGEMENT INC. (hereinafter called "the Sub-Advisor").

                              W I T N E S S E T H:

     WHEREAS, the Manager is the manager and investment adviser to Principal Variable Contracts Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with certain portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

     WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

     (a)  Management Agreement (the "Management Agreement") with the Fund;

     (b) The Fund's registration statement as filed with the Securities and Exchange Commission;

     (c)  The Fund's Articles of Incorporation and By-laws;

     NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.   Appointment of Sub-Advisor

     In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of certain series of the Fund (Appendix A), subject to the control and direction of the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.   Obligations of and Services to be Provided by the Sub-Advisor

    (a) Provide investment advisory services, including but not limited to research, advice and supervision, for the Accounts of the Fund identified on Appendix A hereto (the "Accounts")

    (b) Furnish to the Board of Directors of the Fund (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for the portfolio of each Account consistent with the Account's investment objective and policies.

    (c) Implement such of its recommended investment program as the Board of Directors (or any appropriate committee of the Board) shall approve, by placing orders for the purchase and sale of securities, subject always to the provisions of the Fund's Certificate of Incorporation and Bylaws and the requirements of the Investment Company Act, as each of the same shall be from time to time in effect.

    (d) Advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors and any appropriate committees of such Board regarding the general conduct of the investment business of the Fund.

    (e) Report to the Board of Directors of the Fund at such times and in such detail as the Board may deem appropriate in order to enable it to determine that the investment policies of the Accounts are being observed.

    (f) Provide determinations of the fair value of certain securities when market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

    (g) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Accounts.

    (h) Select brokers and dealers to effect all transactions for the Accounts, place all necessary orders with brokers, dealers, or issuers, and negotiate brokerage commissions if applicable.

    (i) Maintain all accounts, books and records with respect to the Accounts as are required of an investment advisor of a registered investment company pursuant to the Investment Company Act of 1940 (the "Investment Company Act") and Investment Advisers Act of 1940 (the "Investment Advisors Act") and the rules thereunder.

3.   Compensation

     As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Accounts, the Manager shall pay the compensation specified in Appendix B to this Agreement.

4.   Liability of Sub-Advisor

     Neither the Sub-Advisor nor any of its directors, officers or employees shall be liable to the Manager or the Fund for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting Fund investments except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers or employees.

5.   Supplemental Arrangements

     The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor.

6.   Regulation

     The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

7.   Duration and Termination of This Agreement

     This Agreement shall remain in force until the conclusion of the first meeting of the shareholders of the Fund and if it is approved by a vote of a majority of the outstanding voting securities of the Fund it shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal Mutual Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     If the  shareholders  of the Fund  fail to  approve  the  Agreement  or any
continuance  of  the  Agreement,   the  Sub-Advisor  will  continue  to  act  as
Sub-Advisor with respect to the Fund pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Fund during such period is in compliance with Rule 15a-4 under the Investment Company Act.

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, the Sub-Advisor or the Manager, or by vote of a majority of the outstanding voting securities of the Fund This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 7, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

8.   Amendment of this Agreement

     No amendment of this Agreement as to an Account shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Account and by vote of a majority of the directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Mutual Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

9.  General Provisions

    (a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

    (b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be The Principal Financial Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be 1221 Avenue of the Americas, New York, New York 10020.

     (c) The Sub-Advisor will promptly notify the Advisor in writing of the occurrence of any of the following events:

         (1) the Sub-Advisor fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

         (2) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

     (d) This Agreement contains the entire understanding and agreement of the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                             PRINCOR MANAGEMENT CORPORATION



                             By  ____________________________________________
                                  Stephan L. Jones, President


                             MORGAN STANLEY ASSET MANAGEMENT INC.



                             By ____________________________________________

                                   APPENDIX A

    The Sub-Advisor shall serve as investment sub-advisor for Aggressive Growth and Asset Allocation Accounts of the Fund. With respect to such Account, the Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the "Sub-Advisor Percentage Fee"):

   First $ 40,000,000 of Assets..................0.45%
   Next  $160,000,000 of Assets..................0.30%
   Next  $100,000,000 of Assets..................0.25%
   Assets above $300,000,000.....................0.20%

     The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Fund as determined in accordance with the Fund's prospectus and statement of additional information as of the close of business on the previous business day on which the Fund was open for business.